Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

          To the Board of Directors of United Energy Corporation

          We have issued our reports dated June 9, 2006 accompanying the consolidated financial statements of United Energy Corporation and subsidiaries included in the Annual Report on Form 10-KSB for the year ended March 31, 2006 which are incorporated by reference in this Registration Statement. We consent, to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ Imowitz Koenig & Co., LLP

Imowitz Koenig & CO., LLP

New York, New York
September 6, 2006